Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust

Declares July Cash Distribution

FORT WORTH, Texas, July 20, 2018 – Compass Bank, as Trustee of the San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT), today declared a monthly cash distribution to the holders of its Units of beneficial interest (the “Unit Holders”) of $1,355,239.18 or $0.029077 per Unit, based primarily upon gas production during the month of May 2018, subject to certain adjustments for prior months. The distribution is payable August 14, 2018, to Unit Holders of record as of July 31, 2018.

Based upon information provided to the Trust by the present owner of the Subject Interests (as defined in the Net Overriding Royalty Conveyance), Hilcorp San Juan L.P. (“Hilcorp”), gas production for the Subject Interests totaled 3,010,038 Mcf (3,344,487 MMBtu) for May 2018, as compared to 3,321,522 Mcf (3,690,580 MMBtu) for April 2018. Dividing revenues by production volume yielded an average gas price for May 2018 of $1.68 per Mcf ($1.51 per MMBtu), as compared to an average gas price for April 2018 of $1.12 per Mcf ($1.00 MMBtu).

For the month ended May 2018, Hilcorp reported to the Trust capital costs of $89,695, lease operating expenses and property taxes of $2,897,443, and severance taxes of $497,883.

Contact:	San Juan Basin Royalty Trust
Compass Bank, Trustee
300 West Seventh St., Suite B, Fort Worth, Texas 76102
website: www.sjbrt.com e-mail: sjt.us@bbva.com

Joshua R. Peterson, Vice President & Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553